EXHIBIT 10.54

SETTLEMENT AGREEMENT

This Settlement Agreement (the "Agreement") is entered into as of October 27, 2010 (the "Effective Date"), by and between Calais Resources, Inc. ("Calais") and David Young ("Young").

WHEREAS, Young has served as the President of Calais since March 2006, and during the last several years Calais was unable to pay Young his full salary and as of August 31, 2010, Calais was indebted to Young in the amount of $454,084 for accrued but unpaid salary.

WHEREAS, each of parties desires to fully settle and resolve all matters relating to the payment of this obligation to Young in accordance with the following terms and conditions; and

WHEREAS, each of the parties has had the full opportunity to evaluate and enter into this Agreement as their free and voluntary act with full knowledge of the binding and conclusive nature of this Agreement;

NOW, THEREFORE, Calais and Young, in consideration of the releases and agreements contained below, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, agree to a full and final compromise and settlement of the outstanding amount due to Young in accordance with the following terms and conditions:

1.    Young agrees to relinquish and waive fifty percent (50%) of the amount owed to him as of August 31, 2010, and to accept as full payment for the remaining 50% ($227,042), the amount of 2,270,420 restricted shares of Calais common stock. Calais agrees to issue to Young within 15 days of the Effective Date of this Agreement, 2,270,420 restricted shares of its common stock as full payment for the 50% of the debt owed to Young.

2.    Young agrees that after the execution of this Agreement by both parties and the taking of all needed actions under this Agreement, he is giving up all of his rights to seek the full original amount of accrued and unpaid salary as of August 31, 2010, and he forever releases and waives all rights and claims that he has, had or may have against Calais related solely to the amount owed to him for accrued and unpaid salary through August 31, 2010.

3.    Calais agrees that after the execution of this Agreement, and the taking of all needed actions under this Agreement, it forever releases and waives all rights and claims that it has, had or may have against Young related solely to the obligation it had to pay Young for his accrued and unpaid salary through August 31, 2010.

4.   Neither party to this Agreement admits the existence of any wrongdoing.

5.    This Agreement shall be construed in accordance with Colorado law.

6.    Young acknowledges he has read this Agreement and understands the terms, and acknowledges his right to legal counsel to explain the meaning and legal significance of each and every provision and he executes this Agreement fully and voluntarily with full knowledge and understanding of the terms.
AGREED TO AND ACCEPTED this 27th day of October 2010.

CALAIS RESOURCES, INC.

By: /s/ Thomas S. Hendricks	/s/ David Young
___________, Authorized Officer	David Young
10-27-2010	10/27/2010